U.S. Bancorp, MUFG Union Bank Announce Sale of Three California Branches to HomeStreet Bank
HomeStreet to retain all branch employees and keep branches open

MINNEAPOLIS, NEW YORK and SEATTLE – October 12, 2022 – U.S. Bancorp and MUFG Union Bank N.A. (“MUFG Union Bank”) announced that they have entered into a definitive agreement to sell three legacy MUFG Union Bank branches in San Bernardino County, California to HomeStreet Bank (“HomeStreet”). The divestiture of these branches, as directed by the Department of Justice, is related to U.S. Bancorp’s previously announced acquisition of MUFG Union Bank’s core regional banking franchise.

Under the agreement, the MUFG Union Bank branches located at the following addresses will be sold to HomeStreet:

•42138 Big Bear Boulevard, Big Bear Lake, California
•17123 Main Street, Hesperia, California
•57500 29 Palms Highway, Yucca Valley, California

The acquisition by HomeStreet will include the deposits, customer relationships, related loans, owned real estate and fixed assets associated with the branches, as well as the employees of the branches. As part of the purchase agreement, HomeStreet will assume approximately $490 million in deposits and purchase approximately $22 million in loans.

“We are happy to welcome the employees and customers of these branches to our network of retail deposit branches in Southern California,” said Mark K. Mason, HomeStreet’s Chairman of the Board, President, and Chief Executive Officer. “The addition of these three branches will bring HomeStreet’s total number of branches in Southern California to 20, including four in San Bernardino County. Additionally, this acquisition will increase our customer base by approximately 16,000 customer relationships, and the additional funding will support our strategic growth. We have an outstanding record of customer service and community involvement, and we look forward to having a positive impact on the new customers and communities we will be serving.”

“HomeStreet is committed to retaining all current Union Bank employees at the three branches upon the close of the transaction. HomeStreet believes that maintaining strong relationships both with employees and customers will be critical to the long-term growth and success of the branches. HomeStreet will provide additional information to the employees and customers of the branches that are slated for purchase by HomeStreet in the near term.”

The sale is expected to close in the first quarter of 2023, subject to regulatory approval of the branch sale and other closing conditions, including the closing of U.S. Bancorp’s acquisition of MUFG Union Bank’s core regional banking franchise.

About U.S. Bancorp:

U.S. Bancorp, with approximately 70,000 employees and $591 billion in assets as of June 30, 2022, is the parent company of U.S. Bank National Association. The Minneapolis-based company serves millions of customers locally, nationally and globally through a diversified mix of businesses: Consumer and Business Banking; Payment Services; Corporate & Commercial Banking; and Wealth Management and Investment Services. The company has been recognized for its approach to digital innovation, social responsibility, and customer service, including being named one of the 2022 World’s Most Ethical Companies and Fortune’s most admired superregional bank. Learn more at usbank.com/about.

About MUFG Union Bank:

As of June 30, 2022, MUFG Union Bank, N.A. operated 297 branches, consisting primarily of retail banking branches in the West Coast states. We provide a wide spectrum of corporate and retail banking and wealth management solutions to meet the needs of our clients. We also offer an extensive portfolio of value-added solutions for clients, including investment banking, personal and corporate trust, global custody, transaction banking, capital markets, and other services. With assets of $124.7 billion, as of June 30, 2022, MUFG Union Bank has strong capital reserves, credit ratings, and capital ratios relative to peer banks. MUFG Union Bank is a proud member of the Mitsubishi UFJ Financial Group (NYSE: MUFG), one of the world’s largest financial institutions with total assets of approximately ¥386.9 trillion (JPY) or $2.8 trillion (USD)¹, as of June 30, 2022. The corporate headquarters (principal executive office) for MUFG Americas Holdings Corporation, which is the financial holding company, and MUFG Union Bank, is in New York City. The main banking office of MUFG Union Bank is in San Francisco, California.

1 Exchange rate of 1 USD=¥136.68 (JPY) as of June 30, 2022

About HomeStreet Bank:

HomeStreet, Inc. (Nasdaq: HMST) is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii. The Company is principally engaged in real estate lending, including mortgage banking activities, and commercial and consumer banking. HomeStreet Bank is the winner of the 2022 "Best Small Bank" in Washington Newsweek magazine award. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com. HomeStreet Bank is a member of the FDIC and is an Equal Housing Lender.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, concerning HomeStreet, Inc., HomeStreet Bank, U.S. Bancorp and MUFG Union Bank and the sale of three California branches to HomeStreet Bank. U.S. Bancorp and MUFG Union Bank (together, “U.S. Bank”) and HomeStreet, Inc. and HomeStreet Bank (together “HomeStreet”) intend for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. Forward-looking statements are based on many beliefs, assumptions, estimates and expectations of our future performance, taking into account information currently available to us. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond HomeStreet’s and U.S. Bank’s control, including the risks and uncertainties related to the failure of required governmental approvals to be obtained or any other closing conditions in the definitive purchase agreement to be satisfied. You should consider, among other things, the risk factors included in U.S. Bancorp’s and HomeStreet, Inc.’s respective periodic reports filed with the Securities and Exchange Commission, including but not limited to U.S. Bancorp’s and HomeStreet, Inc.’s most recent Annual Reports on Form 10-K. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date. Neither HomeStreet nor U.S. Bank is responsible for any statements or disclosures regarding any party other than HomeStreet, Inc. and HomeStreet Bank or U.S. Bancorp and MUFG Union Bank, as the case may be, that may be contained in this press release.

Contacts:

HomeStreet Inc. and HomeStreet Bank
John Michel
Executive Vice President and Chief Financial Officer
(206) 515-2291
john.michel@homestreet.com
http://ir.homestreet.com

U.S. Bancorp Media Contact
Jeff Shelman
U.S. Bancorp Public Affairs and Communications
(612) 303-9933
Jeffrey.shelman@usbank.com

MUFG Union Bank Media Contact
Sierra Wilson
Director, Corporate Communications
(213) 236-5329
Sierra.wilson@unionbank.com